Exhibit 99
[Allegheny Energy Supply Company Logo]
NEWS RELEASE
For Media, contact: Janice D. Lantz Manager, Communications (Supply) 4350 Northern Pike Monroeville, PA 15146-2841 Phone: 412-858-1630 Media Hotline: 1-888-233-3583 E-Mail: jlantz@alleghenyenergy.com	For Investor Relations, contact: Gregory L. Fries General Manager, Investor Relations 10435 Downsville Pike Hagerstown, MD 21740-1766 Phone: (301) 665-2713 E-Mail: gfries@alleghenyenergy.com
M. Beth Straka General Manager, Investor Relations 4350 Northern Pike Monroeville, PA 15146-2841 Phone: (412) 856-3731 E-Mail: mstraka@alleghenyenergy.com
FOR IMMEDIATE RELEASE Allegheny Energy Subsidiary Announces Agreement to Sell California Contract to Goldman Sachs

              Hagerstown, Md., July 28, 2003 - Allegheny Energy, Inc. (NYSE: AYE) subsidiary Allegheny Energy Supply Company, LLC, announced today that its Allegheny Trading Finance unit has signed a definitive agreement to sell its energy supply contract with the California Department of Water Resources (CDWR) and associated hedge transactions to J. Aron & Company, a division of The Goldman Sachs Group (NYSE: GS), for $405 million. The sale price is subject to adjustment (up or down) based both upon changes in the mark-to-market value at closing and upon the number of trades to be assumed by J. Aron. Proceeds from the sale will be used to reduce debt and improve liquidity, as well as to fund the cost of continuing to reduce the Company's financial exposure to energy trading.

              Paul J. Evanson, Chairman, President, and Chief Executive Officer of Allegheny Energy, said, "The sale of these contracts will not only improve our liquidity and financial condition, but will also sharply reduce further volatility in earnings and cash flow. This sale and the $300-million convertible trust security placement announced on Friday are two major steps in restoring the financial health of Allegheny Energy."

              The sale is subject to customary closing conditions, approval of a majority of Allegheny's bank lenders, and regulatory approvals. The companies anticipate closing the transaction by the end of the year.

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              Allegheny Energy Supply recently renegotiated the contract with the CDWR, which now will provide up to 800 MW of electricity in the remaining nine years of the 11-year contract. The renegotiated contract settlement was approved by the Federal Energy Regulatory Commission on July 11, 2003, and is anticipated to become final and unappealable on August 10, 2003.

Citigroup served as Allegheny's financial advisor for the transaction, and Sullivan & Cromwell served as Allegheny's legal advisor.

              With headquarters in Hagerstown, Md., Allegheny Energy is an integrated energy company with a balanced portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities and supplies energy and energy-related commodities, and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about three million people in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia. More information about the Company is available at www.alleghenyenergy.com.

              Certain statements contained herein constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services, prices, capital expenditures, development activities, and future plans. Such factors include, among others, the following: changes in general, economic, and business conditions; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political and social conditions, deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

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